CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-91229 on Form N-1A of our report dated July 16, 2024, relating to the financial statements and financial highlights of High-Yield Municipal Fund, Intermediate-Term Tax-Free Bond Fund, and Tax-Free Money Market Fund, each a series of American Century Municipal Trust, appearing in the Annual Report on Form N-CSR of American Century Municipal Trust for the year ended May 31, 2024, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
September 26, 2024